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Exhibit 3.1

                        CERTIFICATE OF THE DESIGNATIONS,

                         POWERS, PREFERENCES AND RIGHTS

                                       OF

                     SERIES D PARTICIPATING PREFERRED STOCK

                                       OF

                              HANOVER DIRECT, INC.

        (Pursuant to Section 151 of the Delaware General Corporation Law)

      Hanover Direct, Inc., a Delaware corporation (the "Company"), hereby certifies that the following resolution (this "Resolution") was adopted by the Board of Directors of the Company:

      "RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Company (the "Board of Directors") by the provisions of the Certificate of Incorporation of the Company (the "Certificate of Incorporation"), there is hereby created, out of the 5,000,000 shares of preferred stock, par value $0.01 per share, of the Company authorized in Article Fourth of the Certificate of Incorporation (the "Preferred Stock"), a series of the Preferred Stock consisting of 100 shares, which series shall have the following powers, designations, preferences and relative, participating, optional and other rights, and the following qualifications, limitations and restrictions (in addition to any powers, designations, preferences and relative, participating, optional or other rights, and any qualifications, limitations and restrictions, set forth in the Certificate of Incorporation which are applicable to the Preferred Stock):

      Section 1. Designation; Amount. The shares of Preferred Stock created hereby shall be designated the "Series D Participating Preferred Stock" (the "Series D Preferred Stock") and the authorized number of shares constituting such series shall be 100.

      Section 2. Dividends.

      In the event any dividends are declared or paid or any other distribution is made on or with respect to the Common Stock, subject to the prior payment in full of any accrued but unpaid cumulative dividends on the Series C Preferred Stock, if the same are then outstanding, the holders of the Series D Preferred Stock as of the record date established by the Board of Directors for such dividend or distribution on the Common Stock shall be entitled to receive dividends ("Participating Dividends") per share of Series D Preferred Stock, in an amount (whether in the form of cash, securities or other property) determined by multiplying (i) the Liquidation Preference per share of Series D Preferred Stock plus the amount of any declared but unpaid dividends thereon as of the record date of such Participating Dividend by (ii) the Applicable Rate. Such Participating Dividends shall be payable to the holders of the Series D Preferred Stock on the record date for such dividend or distribution on the Common Stock,

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which date shall be the record date for the Participating Dividends, and such dividends are to be payable on the same payment date established by the Board of Directors for the payment of such dividend or distribution on the Common Stock to the persons in whose name the Series D Preferred Stock is registered at the close of business on the applicable record date.

            (a) No dividend shall be paid or declared on any share of Common Stock, unless a dividend, payable in the same consideration and manner, is simultaneously paid or declared, as the case may be, on each share of Series D Preferred Stock in an amount determined as set forth above. For purposes hereof, the term "dividends" shall include any pro rata distribution by the Company of cash, property, securities (including, but not limited to, rights, warrants or options) or other property or assets to the holders of the Common Stock, whether or not paid out of capital, surplus or earnings.

            (b) Prior to declaring any dividend or making any distribution on or with respect to shares of Common Stock, the Company shall take all prior corporate action necessary to authorize the issuance of any securities payable as a dividend in respect of the Series D Preferred Stock.

            (c) The terms "declared dividends" and "dividends declared" or any similar reference to "declared but unpaid dividends," whenever used in this Resolution with reference to shares of Series D Preferred Stock shall be deemed to include dividends required by Section 2(a) hereof to be declared, whether or not the same have in fact been declared at the time in question.

            (d) No dividend may be declared or paid in respect of the shares of Series D Preferred Stock, except to the extent permitted by law and in accordance with the terms and conditions of the Debt Documents.

      Section 3. Liquidation Preference. In the event of a liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (a "Liquidation"), the holders of the Series D Preferred Stock then outstanding shall, to the extent permitted by and subject to the terms and conditions of the Debt Documents and to the prior payment in full of the liquidation preference on the Series C Preferred Stock, plus declared or accrued but unpaid dividends thereon, if the same are then outstanding, be entitled to receive out of the available assets of the Company, whether such assets are stated capital or surplus of any nature, an amount on such date equal to the Liquidation Preference per share of Series D Preferred Stock plus (without duplication) the amount of any declared but unpaid dividends thereon as of such date. Such payment shall be made before any payment shall be made or any assets distributed to the holders of any class or series of the Common Stock or any other class or series of the Company's capital stock ranking junior as to liquidation rights to the Series D Preferred Stock. If upon any Liquidation the assets available for distribution to the holders of the Series D Preferred Stock are insufficient to permit the payment to the holders of the Series D Preferred Stock of the full preferential amounts described in this paragraph, then all the remaining available assets shall be distributed among the holders of the then outstanding shares of Series D Preferred Stock pro rata according to the number of the then outstanding shares of Series D Preferred Stock held by each holder thereof. In connection with a Corporate Transaction (as defined below) of the Company (other than an Excluded Corporation Transaction (as defined below)), the holders of a majority of the shares of Series D Preferred Stock outstanding at the time may elect to require the

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Company to redeem the Series D Preferred Stock outstanding prior to the consummation of the Corporate Transaction, but only out of funds legally available therefor, applying the redemption procedures set forth in Section 4 below as if it were a mandatory redemption on the date of such Corporate Transaction.

      Section 4. Final Redemption and Redemption at the Option of the Company.

            (a) On the first Business Day following January 1, 2009 (the "Final Redemption Date"), the Company shall, to the extent permitted by and subject to the terms and conditions of the Debt Documents and to the prior payment in full of the final redemption price of the Series C Preferred Stock, if the same are then outstanding, redeem for cash (but only out of funds legally available therefor) all shares of Series D Preferred Stock that are then outstanding at a redemption price per share equal to the Liquidation Preference thereof plus (without duplication) the amount of any declared but unpaid dividends thereon as of such date (the "Final Redemption Price"). Not more than sixty (60) nor less than thirty (30) days prior to the Final Redemption Date, notice by first class mail, postage prepaid, shall be given to each holder of record of the Series D Preferred Stock, at such holder's address as it shall appear upon the stock register of the Company on such date. Each such notice of redemption shall be irrevocable and shall specify the date that is the Final Redemption Date, the Final Redemption Price, the identification of the shares to be redeemed, the place or places of payment in New York, New York and that payment will be made upon presentation and surrender of the certificate(s) evidencing the shares of Series D Preferred Stock to be redeemed. On or after the Final Redemption Date, each holder of shares of Series D Preferred Stock shall surrender the certificate(s) evidencing such shares to the Company at the place designated in such notice and shall thereupon be entitled to receive payment of the Final Redemption Price. If, on the Final Redemption Date, funds in cash in an amount sufficient to pay the aggregate Final Redemption Price for all outstanding shares of Series D Preferred Stock shall be available therefor and shall have been irrevocably set aside and deposited with a bank or trust company in trust for purposes of payment of such Final Redemption Price, then, notwithstanding that the certificates evidencing any shares so called for redemption shall not have been surrendered, the shares shall no longer be deemed outstanding, the holders thereof shall cease to be stockholders, and all rights whatsoever with respect to the shares so called for redemption (except the right of the holders to receive the Final Redemption Price upon surrender of their certificates therefor) shall terminate. If, at the Final Redemption Date, the Company does not have sufficient capital and surplus legally available to redeem all the outstanding shares of Series D Preferred Stock, the Company shall take all measures permitted under the Delaware General Corporation Law to increase the amount of its capital and surplus legally available, including, without limitation, sales of assets of the Company to the extent permitted by and subject to the terms and conditions of the Debt Documents, and the Company shall redeem as many shares of Series D Preferred Stock as it may legally redeem, ratably from the holders thereof in proportion to the number of shares held by them, and shall thereafter from time to time, as soon as it shall have funds available therefor, redeem as many shares of Series D Preferred Stock as it legally may until it has redeemed all of the outstanding shares of Series D Preferred Stock.

            (b) To the extent permitted by and subject to the terms and conditions of the Debt Documents and to the prior payment in full of the optional redemption price of the Series C Preferred Stock, if the same are then outstanding, the Company may, at any time at its option,

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redeem all (but not less than all) of the then outstanding shares of Series D
Preferred Stock for cash at a redemption price per share (the "Optional Redemption Price") equal to the Liquidation Preference thereof plus (without duplication) the amount of all declared but unpaid dividends thereon as of the redemption date. In order to exercise its right of optional redemption, the Company shall, not more than sixty (60) nor less than thirty (30) days prior to the redemption date, give notice by first class mail, postage prepaid, to each holder of record of the Series D Preferred Stock, at such holder's address as it shall appear upon the stock register of the Company on such date. Each such notice of redemption shall be irrevocable and shall specify the redemption date (the "Optional Redemption Date"), the Optional Redemption Price, the place or places of payment in New York, New York and that payment will be made upon presentation and surrender of the certificate(s) evidencing the shares of Series D Preferred Stock to be redeemed.

      Section 5. Redemption at Option of Holders and Mandatory Redemption upon Certain Transactions.

            (a) In the event that a Change of Control (as defined below) shall occur at any time while any shares of Series D Preferred Stock are outstanding, each of the holders of the then outstanding shares of Series D Preferred Stock shall have the right to give notice that they are exercising a Change of Control election (a "Change of Control Election") with respect to all or any number of such holder's shares of Series D Preferred Stock, during the period ending on the 30th day after the earlier of (i) such holder's receipt of the notice referred to in Section 5(c) hereof or (ii) the date as of which such holder obtains actual knowledge of such Change of Control. Upon any such election, the Company shall, to the extent permitted by and subject to the terms and conditions of the Debt Documents and to the prior payment in full of the Liquidation Preference on the Series C Preferred Stock plus (without duplication) the amount equal to declared or accrued but unpaid dividends thereon if the same are then outstanding and to the extent that the holders of the Series C Preferred Stock have so elected, redeem for cash (but only out of funds legally available therefor) each of such holder's shares for which such an election is made at a redemption price equal to the Liquidation Preference thereof plus (without duplication) the amount of any declared but unpaid dividends thereon as of the Change of Control Payment Date.

            (b) As used herein, "Change of Control" means the occurrence of any of the following events:

                  (1) the acquisition, in a transaction approved by the Board of Directors, by any Person, other than Chelsey or its affiliates, including any "person" within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of more than 50% of either

            (i) the then outstanding shares of Common Stock (the "Outstanding Company Common Stock") or

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            (ii)  the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities");

                  (2) a majority of the individuals who, as of the date of the closing of the transactions contemplated by the Recapitalization Agreement, dated as of November 18, 2003, between Chelsey and the Company (the "Recapitalization Agreement"), constitute the members of the Board of Directors (the "Incumbent Board") cease for any reason to serve on such Board of Directors; provided that any individual who becomes a director of the Company subsequent to the date of the closing of the transactions contemplated by the Recapitalization Agreement, whose election, or nomination for election by the Company's stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided, further, that any individual who was initially elected as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board of Directors, shall not be deemed a member of the Incumbent Board; or

                  (3) approval by the stockholders of the Company of a reorganization, merger or consolidation of the Company or sale or other disposition of all or substantially all of the assets of the Company (a "Corporate Transaction"); excluding, however, a Corporate Transaction (an "Excluded Corporate Transaction") pursuant to which the individuals or entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from, or the transferee Person in, such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns 100% of the Outstanding Company Common Stock or all or substantially all of the Company's assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be.

            (c) On or before the third (3rd) Business Day after a Change of Control, the Company shall mail to all holders of record of the Series D Preferred Stock at their respective addresses as the same shall appear on the books of the Company as of such date, a notice disclosing (i) the Change of Control, (ii) that, if such holder exercises the Change of Control Election, the Company will redeem (but only out of funds legally available therefor) any or all of such holder's shares of Series D Preferred Stock at a redemption price equal to the Liquidation Preference thereof plus (without duplication) the amount of declared and unpaid dividends as of the Change of Control Payment Date and (iii) the procedure which the holder must follow to exercise the Change of Control Election. To exercise the Change of Control Election, a holder of the Series D Preferred Stock must deliver, during the 30-day period referred to in
Section 5(a) hereof, written notice to the Company (or an agent designated by the Company for such purpose) of the holder's exercise of the Change of Control Election, accompanied by each certificate

                                       5
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evidencing shares of the Series D Preferred Stock with respect to which the
Change of Control Election is being exercised, duly endorsed for transfer to the Company. On or prior to the third (3rd) Business Day after the end of such 30-day period or after such earlier date as elections are received from all holders of the Series D Preferred Stock (the "Change of Control Payment Date") after receipt of written notice from the Company, the Company shall redeem all shares of Series D Preferred Stock properly surrendered to the Company (or an agent designated by the Company for such purpose) during the 30-day period referred to in Section 5(a) hereof for redemption in connection with the exercise of the Change of Control Election and shall cause payment to be made on such day in cash for such shares of Series D Preferred Stock. If in connection with any Change of Control Election, the Company does not have sufficient capital and surplus legally available to redeem all of the outstanding shares of Series D Preferred Stock with respect to which a Change of Control Election has been made, the Company shall take all measures permitted under the Delaware General Corporation Law to increase the amount of its capital and surplus legally available, including, without limitation, sales of assets of the Company to the extent permitted by and subject to the terms and conditions of the Debt Documents, and the Company shall redeem as many shares of Series D Preferred Stock with respect to which the Change of Control Election has been made as it has capital and surplus legally available therefor, ratably from the holders thereof in proportion to the total number of shares tendered, and shall thereafter from time to time, as soon as it shall have capital and surplus legally available therefor, redeem as many shares of Series D Preferred Stock as it has capital and surplus available therefor until it has redeemed all of the outstanding shares of Series D Preferred Stock with respect to which the Change of Control Election has been made.

            (d) In the event that an Equity Sale shall occur at any time while any shares of Series D Preferred Stock are outstanding, the Company shall, to the extent permitted by and subject to the terms and conditions of the Debt Documents, subject to the prior payment in full of the liquidation preference of the Series C Preferred Stock, plus an amount equal to any declared or accrued but unpaid dividends thereon, if the same are then outstanding, redeem for cash the outstanding shares of each holder of Series D Preferred Stock, pro rata according to the number of the then outstanding shares of Series D Preferred Stock held by each holder thereof, to the extent of the remaining Available Cash from such Equity Sale after application of clause (iii)(A) and (B) below and as permitted by applicable law, at a redemption price equal to the Liquidation Preference thereof plus (without duplication) the amount of declared but unpaid dividends thereon as of the Equity Sale Payment Date (as defined below) (the "Equity Sale Redemption Price") on the terms and subject to the conditions set forth in this Section 5(f). The Company will not, and will not permit any of the Company's Subsidiaries to, directly or indirectly, consummate any Equity Sale without the vote of two-thirds of the outstanding shares of Series D Preferred Stock unless the following conditions are satisfied:

            (i)   such Equity Sale is permitted by the Debt Documents;

            (ii) the Company or such Subsidiary receives consideration at the time of such Equity Sale at least equal to the fair market value (including as to the value of all non-cash consideration) of such equity, as determined in good faith by the Company's Board of Directors; provided, however, that such condition shall not be applicable if the holders of at least two-thirds of the

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                  outstanding shares of Series D Preferred Stock consent to the waiver of the provisions of this clause (ii), and

            (iii) an amount equal to 100% of the Available Cash from such Equity
                  Sale is applied by the Company (or such Subsidiary, as the case may be) as provided in subparagraphs (A) and (B) below; provided, however, that such condition shall not be applicable if the holders of at least two-thirds of the outstanding shares of Series D Preferred Stock consent to the waiver of the provisions of this clause (iii);

      (A) first, to prepay, repay, redeem or purchase indebtedness under the Debt Documents required by the Debt Documents to be prepaid, repaid or purchased;

      (B) second, to the extent of the balance of such Available Cash after application in accordance with Clause (A), to redeem the Series C Preferred Stock for cash if the same are then outstanding, pursuant to and subject to the conditions contained in the Series C Preferred Stock Certificate of Designations;

      (C) third, to the extent of the balance of such Available Cash after application in accordance with clauses (A) and (B), to redeem the Series D Preferred Stock for cash pursuant to and subject to the conditions contained in this Certificate of Designations;

            provided, however, that (1) in connection with any prepayment, repayment or purchase of indebtedness pursuant to clause (iii)(A) above, the Company or any such Subsidiary will permanently retire such indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased, to the extent permitted by and in accordance with the terms and conditions of the Debt Documents, and (2) any application of the Available Cash from such Equity Sale shall be subject to the terms and conditions of the Debt Documents.

            (e) On or before the third (3rd) Business Day after an Equity Sale, the Company shall mail to all holders of record of the Series D Preferred Stock at their respective addresses as the same shall appear on the books of the Company as of such date, a notice (the "Equity Sale Notice"), which shall be irrevocable, disclosing (i) the Equity Sale, (ii) the Equity Sale Redemption Price, (iii) the identification of the shares to be redeemed, (iv) the date when holders of the Series D Preferred Stock may first surrender their shares to the Company for redemption, which date shall not be more than ten (10) Business Days after the mailing of the Equity Sale Notice (the "Equity Sale Payment Date"),
(v) the place or places of payment in New York, New York and (vi) that payment will be made upon presentation and surrender of the certificate(s) evidencing the shares of Series D Preferred Stock to be redeemed; provided, that the Company will not be required to mail such notice if and to the extent that there is no balance of Available Cash for application in accordance with clause
(iii)(B) of Section 5(f) above. On or after the Equity Sale Payment Date, to the extent permitted by and subject to the terms and conditions of the Debt Documents, the Company shall, to the extent of the balance of Available Cash pursuant to clause (iii)(B) of Section 5(f) above, redeem all shares of Series D Preferred

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Stock properly surrendered to the Company (or an agent designated by the Company for such purpose) for redemption in connection with the Equity Sale Notice and shall cause payment to be made on such day in cash for such shares of Series D Preferred Stock. If, in connection with any Equity Sale Notice, there is Available Cash but the Company does not have sufficient capital and surplus legally available to redeem all of the outstanding shares of Series D Preferred Stock set forth in the Equity Sale Notice, the Company shall, to the extent permitted by and subject to the terms and conditions of the Debt Documents, take all measures permitted under the Delaware General Corporation Law to increase the amount of its capital and surplus legally available, including, without limitation, sales of assets of the Company to the extent permitted by and subject to the terms and conditions of the Debt Documents, and the Company shall redeem as many shares of Series D Preferred Stock set forth in the Equity Sale Notice as it has capital and surplus legally available therefor, ratably from the holders thereof in proportion to the total number of then outstanding shares of Series D Preferred Stock, and shall thereafter from time to time, to the extent permitted by and subject to the terms and conditions of the Debt Documents, as soon as it shall have capital and surplus legally available therefor, redeem as many shares of Series D Preferred Stock as it has capital and surplus available therefor until it has redeemed all of the shares of Series D Preferred Stock set forth in the Equity Sale Notice.

            (f) In the event that the Company does not have sufficient funds to take any of the actions required by this Section 5, then the Company shall, to the extent permitted by and subject to the terms and conditions of the Debt Documents, purchase, redeem or otherwise acquire the shares of Series D Preferred Stock from the holders thereof who make an election pursuant to this
Section 5 pro rata according to the number of then outstanding shares of Series D Preferred Stock.

      Section 6. Status of Redeemed Shares. Any shares of Series D Preferred Stock which shall at any time have been redeemed pursuant to Sections 4 or 5 hereof shall, after such redemption, be retired and, upon the taking of any action required by applicable law, have the status of authorized but unissued shares of Preferred Stock, without designation as to series, and shall not be reissued as Series D Preferred Stock.

      Section 7. Voting Rights.

            (a) Except as required by law, the Series D Preferred Stock shall have no voting rights except the right to vote on the approval of certain matters set forth in Section 7(b).

            (b) So long as any shares of Series D Preferred Stock remain outstanding, the Company shall not, without the written consent or affirmative vote of the holders of at least two-thirds of the outstanding shares of Series D Preferred Stock, (i) amend, alter or repeal, whether by merger, consolidation, combination, reclassification or otherwise, the Certificate of Incorporation or By-laws of the Company or any provisions thereof (including the adoption of a new provision thereof), (ii) create, authorize or issue any class, series or shares of Preferred Stock or any other class of capital stock (A) ranking either as to payment of dividends or distribution of assets upon Liquidation prior to or on a parity with the Series D Preferred Stock and (B) if such securities may be redeemed, in any circumstance, on or prior to the Final Redemption Date,
(iii) (A) pay, declare, make or set aside for payment any dividends or other distribution on the Common Stock or any other capital stock of the Company ranking junior to or

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on a parity with the Series D Preferred Stock as to dividends or as to distributions upon Liquidation other than in shares of, or warrants or rights to acquire, solely Junior Stock and (B) redeem, retire, purchase or otherwise acquire for any consideration (or any payment made to or available for a sinking fund for the redemption of any such shares) any shares of capital stock of the Company ranking junior to or on a parity with the Series D Preferred Stock as to dividends or as to distributions upon Liquidation by the Company or any Subsidiary (except by conversion into or exchange for solely shares of Junior Stock) or (iv) create, incur, assume or cause or permit any of its Subsidiaries to create, incur or assume, any indebtedness for borrowed money other than any such indebtedness permitted by the Debt Documents (without giving effect to any waivers by the lenders under the Debt Documents other than for such indebtedness incurred in the ordinary course of business not to exceed $500,000 in the aggregate). The vote of the holders of at least two-thirds of the outstanding shares of Series D Preferred Stock, voting separately as one class, shall be necessary to adopt any alteration, amendment or repeal of any provision of the Certificate of Designations setting forth a copy of this Resolution, in addition to any other vote of stockholders required by law.

      Section 8. Certain Definitions.

      The following terms shall have the following respective meanings herein:

      "Applicable Rate" means, with respect to any dividend required to be paid pursuant to Section 2(a) hereof due to the declaration or payment of a dividend on the Common Stock, a fraction (x) the numerator of which is the dividend per share of Common Stock so declared or paid and (y) the denominator of which is the per share Fair Market Value of the Common Stock as of the close of business on the Business Day immediately preceding the record date for such dividend on the Common Stock.

      "Approved Option Plan" means, collectively, (i) the 1996 Stock Option Plan, as amended, 1999 Stock Option Plan for Directors, 2002 Stock Option Plan for Directors and 2000 Management Stock Option Plan, and options granted pursuant to the Services Agreement between the Company and Meridian Ventures, LLC and Thomas C. Shull and the Employment Agreements, as amended, between Thomas C. Shull and the Company, together providing for the aggregate issuance of not more than 33,200,000 shares of Common Stock thereunder (subject to adjustment as therein provided for certain capital events) and (ii) a stock option plan or plans adopted after November 10, 2003 providing for the grant of options to employees and directors of the Company to purchase not more than 1,800,000 shares of Common Stock at an exercise price per share as of the date of the grant not less than the fair market value per share of Common Stock as of the date of the grant.

      "Available Cash" from an Equity Sale means cash payments, cash equivalents and Marketable Securities received therefrom after payment of underwriting discounts, placement fees or similar commissions.

      "Business Day" means a day other than a Saturday, Sunday or day on which banking institutions in New York are authorized or required to remain closed.

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      "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

      "Chelsey" means Chelsey Finance, LLC and its affiliates and its and their respective successors and assigns.

      "Congress" means Congress Financial Corporation, and its affiliates and their respective successors and assigns (including, without limitation, any replacement or take out lender with respect to the Debt Documents).

      "Common Stock" means the common stock, par value $0.01 per share, of the Company or any other Capital Stock of the Company into which such stock is reclassified or reconstituted.

      "Corporate Transaction" shall have the meaning set forth in Section
5(b)(3).

      "Debt Documents" shall mean, collectively, the Working Capital Facility Documents, the Junior Secured Term Loan Documents and the Intercreditor Agreement.

      "Equity Sale" means, to the extent permitted by and subject to the terms and conditions of the Debt Documents, the issuance or sale by the Company or a Subsidiary of Capital Stock of the Company or a Subsidiary (or any series of related issuances or sales) where the cumulative aggregate gross proceeds to the Company and its Subsidiaries equal or exceed $1.0 million; provided, that there shall be excluded from the foregoing the sale of Common Stock of the Company upon the exercise of options issued under an Approved Option Plan and the sale of common stock of a Subsidiary which constitutes an Asset Disposition (as defined in the Certificate of Designations with respect to the Series C Preferred Stock.).

      "Fair Market Value" means, per share of Common Stock, the Twenty Day Average of the average closing prices of the Common Stock's sales on all domestic securities exchanges on which the Common Stock may at the time be listed, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day the Common Stock is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ National Market System (including the NASDAQ Small Cap Market) as of 4:00 P.M., New York City time, on such day, or, if on any day the Common Stock is not quoted in the NASDAQ National Market System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the OTC Bulletin Board, or if not so reported, as reported by the Pink Sheets LLC, or any similar or successor organization (and in each such case excluding any trades that are not bona fide, arm's length transactions). If at any time the Common Stock is not listed on any domestic securities exchange or quoted in the NASDAQ National Market System or the domestic over-the-counter market, the "Fair Market Value" of the Common Stock shall be the fair market value thereof as determined (i) jointly by the Company and Chelsey if Chelsey then owns a majority in aggregate Liquidation Preference of the shares of Series D Preferred Stock then outstanding or (ii) if Chelsey and the Company cannot so agree, by an internationally recognized investment banking firm selected by Chelsey and reasonably acceptable to the Company or (iii) if Chelsey does not then own a majority in aggregate liquidation preference of the shares of Series D Preferred Stock then outstanding, by an internationally recognized investment banking firm selected by the Company and reasonably acceptable to the holder of a majority in aggregate Liquidation Preference of the shares of Series D Preferred Stock then outstanding.

      "GAAP" means U.S. generally accepted accounting principles consistently applied.

      "Intercreditor Agreement" means the intercreditor and subordination agreement, dated as of July 8, 2004, between Congress and Chelsey, as acknowledged by the Company and certain Subsidiaries and affiliates of the Company, and shall include subsequent amendments, modifications, supplements, restatements and replacements thereto.

      "Junior Secured Term Loan Documents" means the Term Loan and Security Agreement, dated July 8, 2004, by and among Chelsey Finance, LLC, the Company and certain Subsidiaries and affiliates of the Company, together with the other agreements, documents and instruments referred to therein or at any time executed or delivered in connection therewith or related thereto, as the same exist and are in effect, in each case, as of the date hereof; provided, that the term Junior Secured Term Loan Documents shall include subsequent amendments, modifications, supplements, restatements and replacements thereto.

      "Junior Stock" means capital stock of the Company ranking junior to the Series D Preferred Stock both as to dividends and as to distributions upon liquidation, dissolution or winding up of the Company.

      "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

      "Liquidation Preference" means $81,868.40 per share of Series D Preferred Stock.

      "Marketable Securities" means publicly traded debt or equity securities that are listed for trading on a national securities exchange.

      "Original Issuance Date" means July 8, 2004.

      "Outstanding Company Common Stock" shall have the meaning set forth in
Section 5.

      "Outstanding Company Voting Securities" shall have the meaning set forth in Section 5.

      "Participating Dividends" shall have the meaning set forth in Section
2(a).

      "Person" means and includes all natural persons, corporations, business trusts, associations, companies, partnerships, limited liability companies and other entities and governments and agencies and political subdivisions.

      "Preferred Stock", as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

      "Recapitalization Agreement" shall have the meaning set forth in Section 5(b)(2).

      "Series C Preferred Stock" means the Series C Participating Preferred Stock of the Company.

      "Subsidiary" means any corporation, partnership, limited liability company, trust, association or other entity (i) at least 50% of the outstanding voting securities of which are at the time owned or controlled, directly or indirectly, by the Company or (ii) with respect to which the Company possesses, directly or indirectly, the power to direct or cause the direction of the affairs or management of such person.

      "Twenty Day Average" means, with respect to any prices and in connection with the calculation of Fair Market Value, the average of such prices over the twenty Business Days ending on the Business Day immediately prior to the day as of which "Fair Market Value" is being determined.

      "Working Capital Facility Documents" means the revolving loan and term loan facilities provided by Congress to the Company and certain of its Subsidiaries and affiliates as set forth in the Amended and Restated Loan and Security Agreement, dated November 14, 1995, as amended, by and among Congress, the Company and certain Subsidiaries and affiliates of the Company, together with the other agreements, documents and instruments referred to therein or at any time executed or delivered in connection therewith or related thereto, as the same exist and are in effect, in each case, as of the date hereof; provided, that the aggregate amount of indebtedness outstanding under the Debt Documents shall not exceed at any time $5,474,000, with respect to amounts outstanding under any term loan facilities issued pursuant to the Debt Documents, and $35,474,000 in the aggregate; provided, that the term Debt Documents shall include subsequent amendments, modifications, supplements, restatements and replacements thereto (including, without limitation, with a take out or replacement lender) so long as such amendments, modifications, supplements, restatements or replacements do not increase the amounts outstanding under term loan facilities or in the aggregate above the amounts set forth above in this paragraph.

      Section 9. Dividend Received Deduction.

      For federal income tax purposes, the Company shall report distributions on the Series D Preferred Stock as dividends, to the extent of the Company's current and accumulated earnings and profits (as determined for federal income tax purposes).

      Section 10. Withholding Taxes.

      All amounts payable with respect to the Series D Preferred Stock, including without limitation actual or "deemed" dividends thereon or payments upon redemption thereof, will be made free and clear of and without withholding or deduction for or on account of any present or future taxes, duties, levies, assessments or other governmental charges of whatever nature, including interest, penalties and additions to tax, imposed or levied by or on behalf of the United

States or any political subdivision thereof or any authority or agency thereof or therein having the power to tax payments in respect of the Series D Preferred Stock (all such present or future taxes, duties, levies, and assessments being hereinafter referred to as "Taxes"). If the Company shall be required by law to withhold or deduct any Taxes from or in respect of any actual or "deemed" dividend or any other sum payable in respect of the Series D Preferred Stock (i) the amount required to be withheld and/or the sum payable shall be increased as necessary so that after making all required withholdings and deductions the holders of the then outstanding shares of Series D Preferred Stock receive (or are treated as receiving) an amount equal to the amount they would have received (or been treated as receiving) had no such withholdings or deductions been made,
(ii) the Company shall make such withholdings or deductions, (iii) the Company shall pay the full amount withheld and/or deducted to the relevant taxation authority or other authority in accordance with applicable law, and (iv) the Company shall furnish each holder of the then outstanding shares of Series D Preferred Stock, at its address referred to in the stock records of the Company, or as otherwise noticed with respect thereto, with the original or a certified copy of a receipt evidencing payment thereof. The holders of the then outstanding shares of Series D Preferred Stock shall supply the Company with such documentation as it reasonably may request including, without limitation, Form W-8BEN. The foregoing shall not apply to any entity not subject to the withholding taxes set forth in this Section.

      Section 11. No Reissuance.

      After the Original Issuance Date, no shares of Series D Preferred Stock shall be issued or reissued as shares of Series D Preferred Stock but shall be restored to the status of authorized but unissued shares of Preferred Stock. All shares of Series D Preferred Stock surrendered for redemption or otherwise acquired by the Company or any Subsidiary shall be retired and shall not be reissued as shares of Series D Preferred Stock.

      Section 12. Severability.

      To the extent that any provision hereof is found to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision of this Certificate of Designations.

      Section 13. Delivery of Documents.

      The Company will deliver to any stockholder of the Company, upon its request, copies of the Debt Documents and any other agreements or documents referred to herein, as well as any amendments to the foregoing.

      IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be signed by Wayne P. Garten, its President, this 8th day of July, 2004.

                                               HANOVER DIRECT, INC.

                                               By: /s/ Wayne p. Garten
                                                   -----------------------------
                                                   Name: Wayne P. Garten
                                                   Title: President